Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 7, 2025) pertaining to the Sabre Corporation 2025 Omnibus Incentive Compensation Plan of our reports dated February 20, 2025, with respect to the consolidated financial statements and related schedule of Sabre Corporation and the effectiveness of internal control over financial reporting of Sabre Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 7, 2025